Exhibit 5.1

February 1, 2005

3Com Corporation

350 Campus Drive

Marlborough, MA 01752

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 1, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 13,886,389 shares of common stock, par value $0.01, of 3Com Corporation (the “Shares”), reserved for issuance pursuant to the TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended and assumed by 3Com Corporation (the “Plan”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the assumption by 3Com Corporation of the Plan and the sale and issuance of the Shares under the Plan.

It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI